Exhibit 99.1

STAAR Surgical Announces Approval by Health Canada of Its EVO
Visian ICL™ Toric Lens Specifically Designed for the Nearsighted Patient with Astigmatism

Expanded Line of Evolution in Visual Freedom™ Lenses

Now Available in Canada

MONROVIA, CA, September 22, 2016---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, was notified yesterday of the approval of its EVO Visian Toric ICL, STAAR’s Implantable Collamer® Lens, for distribution in Canada by the Medical Devices Bureau of Health Canada.

With extensive clinical experience globally, the EVO and EVO Toric ICL is STAAR’s next-generation lens implanted in the eye that works with the patient’s natural eye to correct vision. Over 40% of STAAR’s EVO ICL sales globally are Toric models. Unlike traditional contact lenses that are placed on the surface of the eye, the EVO Toric ICL is positioned inside the eye between the iris and the natural lens where it stays indefinitely.

“We are very pleased with Health Canada’s approval that allows us to offer the EVO Toric ICL for myopia and astigmatism, with a broad spherical power range of -3.0 to -18.0 diopters and cylinder power range of 1.0 to 6.0 diopters, to our surgeons and their patients in Canada. This represents an important new option for eligible patients between 21 and 45 years old living with nearsightedness and astigmatism treated in a single procedure. This approval reinforces our deep commitment to patients seeking visual freedom, as we continue to expand our EVO ICL portfolio globally. STAAR looks forward to training Canadian surgeons on the EVO Toric ICL at the upcoming American Academy of Ophthalmology (AAO) 2016 Annual Meeting in Chicago in October, then bringing this visual freedom choice to the Canadian refractive surgery market,” said Caren Mason, President and CEO.

The EVO and EVO Toric ICL has an extensive clinical history of safety and effectiveness. The EVO and EVO Toric ICL, with its central hole, offers premium refractive outcomes with efficiency and comfort for both the patient and the surgeon by eliminating the extra surgical step of the peripheral iridotomy. Over 200,000 lenses from the EVO ICL product family have been implanted globally to date. Clinical data show that the EVO ICL provides outstanding, predictable correction of high degrees of refractive errors, with the vast majority of patients achieving and maintaining 20/20 or better visual acuity through five years of follow up.1 Review of the peer-reviewed published literature demonstrates an excellent safety profile: specifically, eight studies including data from 1,291 eyes followed for up to five years describe a zero incidence of significant complications.2

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. To learn more about the ICL go to: www.discovervisianicl.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: statements regarding products and their safety or efficacy, or potential future sales in Canada or elsewhere, and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 1, 2016, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

1.	Shimizu K, Kamiya K, Igarashi A, Kobashi H. Long-Term Comparison of Posterior Chamber Phakic Intraocular Lens With and Without a Central Hole (Hole ICL and Conventional ICL) Implantation for Moderate to High Myopia and Myopic Astigmatism. Medicine. 2016 Apr;95(14):e3270.
2.	Packer M. Meta-Analysis and Review: Effectiveness, Safety and Central Port Design of the Intraocular Collamer Lens (ICL). In press.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Brian Moore, 310-579-6199	Rob Swadosh, 212-850-6021
Doug Sherk, 415-652-9100